IMPORTANT NOTICE
- CONCERNING PACO’S $20 PER UNIT OFFER -

PLEASE READ

December 6, 2007

Dear Limited Partner of Boston Financial Tax Credit Fund Plus, A Limited Partnership (the “Fund”):

We at MMA Financial recently learned that you may have received an offer to purchase your Class A limited partnership units in the Fund (“Units”) from an entity named Paco Development, L.L.C. (“Paco”). Paco is not affiliated with the Fund, the managing general partner of the Fund (the “General Partner”) or any affiliates of the General Partner. We did not become aware of the offer until after it had expired, but we do not know if it has been extended. If the offer has been extended or if Paco or any entity with whom it is affiliated or acting together (including Bond Purchase, L.L.C., Park G.P., Inc. or Anise, L.L.C.) makes another offer on comparable terms, the General Partner is recommending that you do not tender your Units in response to such offer. Limited Partners should carefully consider the following factors, which the General Partner considered and believes support its recommendation not to tender Units in the Paco offer:

♦ You will lose the right to participate in any future distributions, including projected distributions of $86 during 2008.

The Fund is in the process of selling its interests in properties in anticipation of winding up its business. The Fund has entered into contracts with respect to its interests in two properties and expects the sale of such properties to result in distributions during 2008 of approximately $86 per Unit. Limited Partners who tender their Units will be transferring to Paco their right to receive any future distributions from the Fund, including the projected distribution of $86 during 2008 and distributions from any refinancing or sale of the Fund’s remaining twenty-three (23) properties. While the General Partner believes that the Fund will make distributions, there can be no assurance as to the timing, amount or occurrence of any future distributions.

♦ You may not be able to take advantage of the tax benefits inherent in Paco’s offer.

Practically all of the value in Paco’s offer stems from potential tax benefits that a Limited Partner would receive as a result of a transfer of such Limited Partner’s Units. Your ability to take advantage of these potential tax benefits will vary depending on your individual circumstances. To the extent that you are unable to take advantage of these potential tax benefits, the attractiveness of the Paco offer will be reduced accordingly.

♦ The winding up and liquidation of the Fund will provide Limited Partners with cumulative tax benefits that are substantially equivalent to the tax benefits that would result from tendering in Paco’s offer.

The Fund has already disposed of its interests in 9 of the original 28 properties in which the Fund held an interest. The General Partner’s practice has been to dispose of the Fund’s interests in properties as soon as is practicable after the end of the compliance period with respect to such properties with a view to maximizing the value realized by the Fund from such interests. The Fund’s compliance period with respect to all of its properties will have ended at December 31, 2008. At that time the General Partner will be able to dispose of the Fund’s remaining interests in properties and then wind-up and liquidate the Fund. The ongoing disposition by the Fund of its interests in the remaining properties and the subsequent liquidation of the Fund will provide to the Limited Partners aggregate tax benefits that are substantially equivalent to the tax benefit that a Limited Partner would receive by tendering Units in the Paco offer, although the tax benefits would be spread over a period of time.

♦ The amount offered by Paco may be less than the current trading price of Units.

Paco’s offer of $20 per Unit is significantly below the weighted average of approximately $102.83 per Unit for trades reported in Direct Investments Spectrum from September 1, 2007 through October 31, 2007, before selling costs, commissions, and adjustments for tax benefits. Selling your Units through the secondary market will yield you the same tax benefits as tendering your Units in Paco’s offer. The General Partner disagrees with Paco’s assertion that tax losses of the Fund may be more valuable to Paco than to most individual investors because the General Partner does not project the Fund to generate material passive losses in the future. Paco will likely not have future losses, so it is not uniquely positioned to obtain a tax benefit from buying your Units that other potential purchasers of your Units would not receive.

♦ You will pay $10 per Unit in transfer fees.

Paco’s offer is not net of transfer fees, which means that a Limited Partner who sells Units to Paco will be required to pay a transfer fee of $10 per Unit transferred ($100 minimum/$250 maximum). If you transfer 25 Units or less, at least half of your sale proceeds will be used to pay transfer costs. You will not incur any transfer fees if you hold your Units through the liquidation of the Fund.

♦ You will continue to receive a K-1 for the next two years.

Paco’s offer to purchase states that the sale of Units will eliminate K-1s after 2007. However, the earliest effective date of any transfer will be January 1, 2008, so at a minimum Limited Partners will receive a K-1 in 2008 for the 2007 tax year and a K-1 in 2009 for the 2008 tax year.

The General Partner’s recommendation that you not tender your Units in Paco’s offer is based on the factors outlined above. You should decide whether or not to tender your Units based on your individual circumstances. If you decide to sell your Units, it does not mean that you should tender your Units in Paco’s offer. Before doing so, you should speak with your financial advisor and tax advisor and investigate opportunities to sell your Units on the secondary market. At the end of this letter is a list of toll-free numbers of secondary market firms that have traded in Units.

You should note that Paco’s offer is what is commonly referred to as a “mini-tender offer”. Mini-tender offers avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC, and other procedures required by United States securities laws. The SEC has issued an investor alert regarding mini-tender offers. The SEC noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory may be found on the SEC’s website at http://www.sec.gov/ investor/pubs/minitend.htm.

This Notice contains forward-looking statements. When used in this Notice, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would,” “goal” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the General Partner’s inability to find suitable purchasers for the Fund’s interests in properties, the inability to agree on an acceptable purchase price or contract terms for any sale of such interests, fluctuations in the market value of the properties, general economic conditions and other factors. These factors may affect both the amount of distributions ultimately made by the Fund and the timing of such distributions and the liquidation of the Fund. The General Partner does not intend to update any forward-looking statements to reflect the occurrence of any future events or circumstances; however, information concerning the Fund will be available in the filings that the Fund makes with the SEC. These filings may be accessed on the SEC’s web site at http://www.sec.gov.

If you have any questions concerning the General Partner’s recommendation not to tender your Units in the Paco offer, please call MMA Financial Partnership Administration at 1-800-823-4828, between 9AM and 5PM Central Standard Time.

Sincerely,

MMA Financial Partnership Administration

ACS Securities Services, Inc.
MMA Financial Partnership Administration
1-800-823-4828

Below is a listing of secondary market firms that have traded in Boston Financial Tax Credit Limited Partnerships:

DCC Securities Corp.	800-945-0440
American Partnership Services	800-736-9797
Advantage Partnerships	866-735-5579
Napex	800-356-2739
North Coast Securities	800-700-7998
Alliance Partnership Services	800-990-5604

As pricing may vary among secondary market makers, it is recommended that you call more than one. If you have further questions, we recommend that you consult with your Investment Representative.